Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.

Triple asterisks denote omissions.

May 25, 2010

Dr. Noel Sauer
[***]

Dear Noel,

On behalf of Cibus US LLC I am pleased to confirm our offer to you for the position of Sr. Research Scientist reporting to Dr. James Pearce. We look forward to you joining our staff as a full-time employee at Cibus US LLC, where you will have an opportunity to be an integral part of our growth and success.

The following items are set forth as the terms and conditions for your acceptance of this offer.

Salary: Effective with your date of hire, your base salary will be $[***] per semi-monthly pay period (before taxes and deductions, 24 pay periods per year).

Restricted Stock: As a Sr. Research Scientist you qualify to participate in the employee restricted stock option program. Periodically, the board at its sole discretion and upon recommendation by management grants such restricted stock options.

Vacation: You are eligible for vacation as outlined in Cibus’ Vacation Policy, and will begin vacation accrual at 3 weeks of paid vacation time per year, earned at the rate of 1.25 days per month, based on a monthly accrual system.

Holidays: You will be paid for the company observed holidays per Company policy.

401(k) Plan: Cibus US LLC has established a 401(k) Savings Plan for tax deferred retirement investments. At the present time, no company match of funds is offered.

Benefits: As an employee of Cibus US LLC, you may be eligible to participate in our contributory medical and dental insurance plans as outlined in the Company’s Benefit Plan Documents. Further details of the benefits you are eligible for will be provided to you upon hire.

Employment Agreement: Upon joining Cibus US LLC you will be expected to execute a Confidentiality Agreement wherein inventions will be assigned to the company.

It should be understood that this offer does not in any way constitute an employment contract, nor does it guarantee employment for any minimum period of time.

Noel, we are very pleased at the possibility of you joining Cibus US LLC as a full-time employee. Please feel free to contact Cathy Hays or myself if you have any questions. I look forward to working with you and wish you a long and rewarding career with us!

Sincerely,

/s/ Peter Beetham

Peter Beetham, Ph.D.
Sr. Vice President, Research